Exhibit 3.1

Section 8.  Inapplicability of Control Share Statute. The provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada General Corporation Law do not apply to (i) any shares of capital stock of the corporation initially acquired by the stockholders (or former stockholders) of GT Beverage Company, Inc., a Delaware corporation (“GT”), upon acquisition of such shares and at all times subsequent thereto, including upon the transfer thereof by the original holder or any subsequent holder, (ii) any of GT’s stockholders (or former stockholders) or any subsequent transferee of such shares, or (iii) any shares or other securities issued in respect of such shares because of or in connection with any stock dividend, stock distribution, stock split, purchase in any rights offering or in connection with any conversion of, exchange for or replacement of such shares or any combination of shares, recapitalization, merger or consolidation, or any other equity securities issued pursuant to any other pro rata distribution with respect to such shares.